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                                                                  EXHIBIT 23.2


                         CONSENT OF GRANT THORNTON LLP



We have issued our report dated December 7, 1998 accompanying the consolidated financial statements of Fidelity Leasing, Inc. as of and for the years ended September 30, 1998 and 1997 and for the period March 4, 1996 (inception) through September 30, 1996 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".


/s/Grant Thornton LLP


Cleveland, Ohio
September 15, 1999